Exhibit 23.1

CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM

The Board of Directors

Dolby Laboratories, Inc.:

We consent to the use of our report dated January 29, 2005, with respect to the consolidated balance sheets of Dolby Laboratories, Inc. as of September 24, 2004 and September 26, 2003 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended September 24, 2004, and the related financial statement schedule, incorporated by reference herein.

Our report refers to a restatement in the fiscal 2004 consolidated financial statements, as discussed in Note 1 to the consolidated financial statements.

/s/ KPMG LLP

San Francisco, California

February 18, 2005